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Exhibit 22.1 to Report on Form 10-K for the year ended January 2, 1999


USANA, Inc. has the following wholly owned subsidiaries:

        USANA Canada, Inc., incorporated February 3, 1995

        USANA Australia Pty Ltd., incorporated March 25, 1997

        USANA New Zealand Limited, incorporated March 18, 1997

        USANA Trading Co., Inc., a foreign sales corporation incorporated in Barbados on September 1, 1998

        USANA (UK) Limited, incorporated August 1998